Investor and Media Inquiries: Jaime Vasquez (610) 208-2165 jvasquez@cartech.com

CARPENTER TECHNOLOGY CORPORATION ANNOUNCES

NEW CHIEF FINANCIAL OFFICER

Wyomissing, Pa., (July 9, 2007) - Carpenter Technology Corporation (NYSE:CRS) announced today that K. Douglas Ralph, has joined Carpenter as Senior Vice President – Finance and Chief Financial Officer, effective today.

Ralph most recently served as Executive Vice President and Chief Financial Officer at Foamex International, Inc. Foamex International, Inc. is a leading manufacturer of flexible polyurethane foam for bedding, furniture, automotive, carpet cushion, and other consumer and industrial applications in North America. At Foamex International, Inc., Ralph had responsibility for total financial operations, including accounting, treasury, investor relations and information technology of the $1.3 billion global company. Prior to joining Foamex International, Ralph spent 21 years as a financial executive for the Procter & Gamble Company.

Ralph holds a bachelor’s degree in finance from Susquehanna University.

Effective July 9, Ralph will serve as Senior Vice President-Finance and Chief Financial Officer, reporting to Anne Stevens, Chairman, President and Chief Executive Officer.

Carpenter Technology, based in Wyomissing, Pa, produces and distributes specialty alloys, including stainless steels, titanium alloys, superalloys, and various engineered products. Information about Carpenter Technology can be found on the Internet at www.cartech.com

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